Exhibit 10.8

THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of April 1, 2018 (the “Effective Date”), by and among MICHAEL KORS HOLDINGS Limited, a British Virgin Islands corporation having its principal executive office in London, United Kingdom (“MKHL”), Michael Kors (USA), Inc., a Delaware corporation having its principal executive office in New York County, New York (the “Company” and, together with MKHL, the “Company Parties”), and JOHN D. IDOL (“Executive”). The Company Parties and Executive may be referred to in this Agreement collectively as the “parties.”

WHEREAS, the Company Parties have previously entered into that certain Second Amended and Restated Employment Agreement with the Executive, dated as of May 20, 2015 (the “Restated Employment Agreement”); and

WHEREAS, the parties desire to amend and restate the Restated Employment Agreement to extend the Executive’s term of employment, to make changes to the compensation of Executive and to otherwise modify the Restated Employment Agreement in accordance with the terms and provisions herein contained.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.Employment.
(a)The Company Parties agree to continue to employ Executive, and the Executive agrees to continue to be employed by the Company Parties as the Chairman and Chief Executive Officer, on the terms and subject to the conditions contained herein which such terms and conditions shall be effective as of the Effective Date. Until the Effective Date, the terms and conditions of Executive’s employment by the Company Parties shall be governed by the Restated Employment Agreement which shall remain in full force and effect through and including March 31, 2018.
(b)As Chairman and Chief Executive Officer, Executive shall have general authority over the business of MKHL and shall manage the day-to-day operations of MKHL; provided, however, that Executive understands and agrees that (i) the Board of Directors of MKHL (the “Board”) will be responsible for setting overall strategic goals of MKHL and its subsidiaries (including, without limitation, the Company) and advising Executive with respect thereto, and (ii) the Board’s and/or certain of its members’ active strategic involvement in matters relating to design direction, marketing concepts, production logistics and financial objectives shall not be deemed to constitute managing day-to-day operations. Executive will report only to the Board, and, subject to any existing contractual obligations of MKHL and its subsidiaries, all other executives of MKHL and its subsidiaries shall report to Executive, unless Executive determines otherwise. Executive acknowledges and agrees that, except as otherwise provided in accordance with Section 1(d), the Company Parties will be his sole employers in respect of the services contemplated by this Agreement, and the Company Parties will provide all payments and benefits to Executive under this Agreement.
(c)At the request of MKHL, Executive further agrees, without additional compensation, to act as an officer and/or director of subsidiaries of MKHL in addition to the Company. At the direction of MKHL, any rights and obligations of the Company hereunder may be assigned, in whole or in part, to such subsidiaries; provided that the Company Parties obligations with respect to compensation and benefits, including, without limitation, Base Salary (as defined below), shall remain the Company Parties’ obligations, unless Executive consents in writing to such assignment, which such consent shall not be unreasonably withheld or delayed.
(d)During Executive’s employment hereunder, each of the Company Parties shall use its best efforts to cause Executive to be elected or appointed, as the case may be, to the position of Chairman of the Board of each of the Company Parties (the “Company Boards”). Executive agrees that upon termination of his employment hereunder for any reason, he shall resign immediately from each of the Company Boards, as well as from any officerships and/or other directorships with any subsidiaries of MKHL.
(e)Executive shall devote substantially all of his full business time and attention and his best efforts to the performance of his duties hereunder; provided, however, that Executive may engage in charitable, educational, civic and religious activities and may participate as an investor, officer or director or otherwise manage passive personal investments owned by or for the benefit of Executive or members of his immediate family, but only to the extent such activities and service are permitted under Section 9(c) of this Agreement and do not interfere with the performance of Executive’s duties and responsibilities hereunder.
2.Term. The term of the employment of Executive under this Agreement shall continue through March 31, 2021 (the “Initial Term”), subject to the terms and provisions of this Agreement. After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms (each, a “Renewal Term”) unless either the Company Parties or Executive gives written notice to the other of the termination of this Agreement at least ninety (90) days in advance of the next successive one-year term. Any election by the Company Parties or Executive not to renew such employment at the end of the Initial Term or any Renewal Term shall be at the sole, absolute discretion of the Company Parties or Executive, respectively. The period Executive is employed hereunder during the Initial Term and any such Renewal Terms is referred to herein as the “Term”.
3.Salary. During the Term, Executive’s base salary (“Base Salary”) shall be at the rate of US$1,350,000 per year, which, except as otherwise set forth in the last sentence of this Section 3, shall be payable by the Company to Executive in accordance with the Company’s customary payroll practices in effect from time to time. The Base Salary shall be subject to possible increases at the sole discretion of the MKHL Board (or appropriate committee thereof, including the Compensation and Talent Committee of the Board (the “Compensation Committee”)); provided, however, that in no event shall Executive’s Base Salary during the Term be reduced below US$1,350,000 or otherwise reduced after any increase except with Executive’s written consent. The term “Base Salary” as utilized in this Agreement shall refer to Executive’s annual base salary as then in effect. A portion of Executive’s Base Salary equal to one-fourth (1/4) of the annual retainer paid to MKHL’s independent directors together with meeting fees payable to the independent directors for the applicable quarter shall be payable to Executive by MKHL on a quarterly basis at the same time such retainer and meeting payments are paid to the independent directors of MKHL. For the avoidance of doubt, this is not additional Base Salary or other compensation for Executive but merely an allocation of Base Salary from the Company employer to MKHL for services performed by Executive as a director of MKHL.
4.Annual Cash Incentive.
(a)Cash Incentive. During the Term and commencing with MKHL’s fiscal year beginning April 1, 2018, Executive shall be eligible to earn the annual cash incentive payments described in this Section 4 in accordance with, and subject to, the terms and conditions of, MKHL’s then existing executive cash incentive program which is a component of the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan as the same may be amended or modified by MKHL from time to time in its sole discretion (subject to shareholder approval if required) (the “Incentive Plan”). The annual cash incentive payment (the “Cash Incentive”) shall be a percentage of Executive’s Base Salary (with incentive levels set at 100% threshold - 200% target - 400% maximum). Such incentive levels may be increased by the MKHL Board (or appropriate committee thereof, including the Compensation Committee) for any fiscal year in its sole discretion but shall not be decreased below the incentive levels set forth in this Agreement without the written consent of Executive. The Cash Incentive shall be based upon the achievement of performance goals established by the MKHL Board (or appropriate committee thereof, including the Compensation Committee) over a performance period also established by the MKHL Board (or appropriate committee thereof, including the Compensation Committee). The MKHL Board (or appropriate committee thereof, including the Compensation Committee) may base such performance goals upon such appropriate criteria as they may determine. Executive must be employed by the Company on the date that the Cash Incentive is actually paid which shall be the same date that annual cash incentives are paid to other senior executives of the Company. The MKHL Board (or appropriate committee thereof, including the Compensation Committee) must certify the level of the attainment of the applicable performance goal for the performance period and the amount of the Cash Incentive payable to Executive with respect to such performance period. Once certified, the Cash Incentive will be paid to Executive reasonably promptly and in no event later than June 30 next following the last day of the applicable performance period.
(b)Clawback. Notwithstanding the foregoing, if the MKHL Board (or appropriate committee thereof, including the Compensation Committee) determines that Executive was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of MKHL due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), the Company Parties shall be entitled to recover or cancel the difference between (i) any Cash Incentive payment that was based on having met or exceeded performance targets and (ii) the Cash Incentive payment that would have been paid to or earned by Executive had the actual payment or accrual been calculated based on the accurate data or restated results, as applicable (the “Overpayment”). If the Compensation Committee determines that there has been an Overpayment, the Company Parties shall be entitled to demand that Executive reimburse the Company for the Overpayment. To the extent Executive does not make reimbursement of the Overpayment, the Company Parties shall have the right to enforce the repayment through the reduction of future salary or the reduction or cancellation of outstanding and future incentive compensation and/or to pursue all other available legal remedies in law or in equity. The MKHL Board (or appropriate committee thereof, including the Compensation Committee) may make determinations of Overpayment at any time through the end of the third (3rd) fiscal year following the year for which the inaccurate performance criteria were measured; provided, that if steps have been taken within such period to restate MKHL’s financial or operating results, the time period shall be extended until such restatement is completed.
5.Long-Term Incentive Compensation.
(a)Share-Based Awards. Executive shall be eligible, in the discretion of the MKHL Board (or appropriate committee thereof, including the Compensation Committee), for share option awards, restricted share unit awards and other share-based awards on an annual basis at the same time long-term incentive grants are awarded to the other senior executives, and shall be made pursuant to the long-term incentive plan generally applicable to eligible employees of the Company (currently the Incentive Plan), in accordance with, and subject to, the terms and conditions of the Incentive Plan as the same may be amended or modified by MKHL in its sole discretion (subject to shareholder approval if required) and the applicable long-term incentive award agreement. Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under the Incentive Plan or any other incentive or benefit plans or programs.  The MKHL Board (or appropriate committee thereof, including the Compensation Committee) shall determine all terms of participation (including, without limitation, the size and type of any award, payment or other compensation and the timing and conditions of receipt thereof by Executive).
(b)Effect of Termination. Upon termination of employment (the “Termination Date”) for any reason, any share-based incentive awards that have become vested and/or exercisable prior to the Termination Date shall remain vested and/or exercisable after the Termination Date and all unvested long-term incentive awards shall be forfeited, in each case, in accordance with the terms and conditions of the Incentive Plan and/or any applicable long-term incentive award agreement. Notwithstanding anything to the contrary in the Incentive Plan and/or any applicable long-term incentive award agreement, in the event Executive is terminated for Cause (as hereinafter defined), Executive’s vested long-term incentive awards as of the Termination Date shall not be forfeited.
6.Employee Benefits.
(a)Generally. During the Term, Executive shall be entitled to participate in any and all Company employee benefit plans and programs which generally are made available to senior executives of the Company, in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be amended or modified by the Company from time to time in its sole discretion.
(b)Life Insurance. During the Term, the Company shall pay the premiums, up to a maximum of US$50,000 per annum, for the US$5,000,000 whole life insurance policy presently maintained by Executive.
(c)Vacation. During the Term, Executive shall be entitled to six (6) weeks of paid vacation in each calendar year of the Company. Executive shall forfeit any vacation time that remains unused at the end of any calendar year.
(d)Transportation. During the Term, the Company shall provide Executive with an automobile and driver for transportation to and from the Company’s offices and for other business purposes. Such automobile shall be a Mercedes-Benz S-Class or an automobile at least substantially equivalent in price thereto.
(e)Expense Reimbursement. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses (including first class air travel and the use of the corporate aircraft) incurred by Executive incident to the performance of his duties hereunder, in accordance with the Company’s policies and procedures.
7.Termination of Employment.
(a)Death and Total Disability. Executive’s employment under this Agreement shall terminate immediately upon his death or Total Disability (as defined below). For purposes of this Agreement, the term “Total Disability” shall mean any mental or physical condition that: (i) prevents Executive from reasonably discharging his services and employment duties hereunder; (ii) is attested to in writing by a physician who is licensed to practice in the State of New York and is mutually acceptable to Executive and the Company Parties (or, if the Executive and the Company Parties are unable to mutually agree on a physician, the MKHL Board may select a physician who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York); and (iii) continues, for any one or related condition, during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve (12) month period. Total Disability shall be deemed to have occurred on the last day of such applicable six (6) month period.

(b)Cause. The Company Parties shall at all times, upon written notice to Executive given at least ten (10) days prior to the Termination Date, have the right to terminate this Agreement and the employment of Executive hereunder for Cause (as defined below); provided, however, that prior to such termination taking effect, Executive shall have been given an opportunity to meet with the Board, and a majority of the Board shall have thereafter voted to terminate Executive’s employment.
For purposes of this Agreement, the term “Cause” means the occurrence of any one of the following events: (i) Executive’s gross negligence, willful misconduct or dishonesty in performing his duties hereunder; (ii) Executive’s conviction of a felony (other than a felony involving a traffic violation); (iii) Executive’s commission of a felony involving a fraud or other business crime against MKHL or any of its subsidiaries; or (iv) Executive’s breach of any of the covenants set forth in Section 9 hereof; provided that, if such breach is curable, Executive shall have an opportunity to correct such breach within thirty (30) days after written notice by the Company to Executive thereof.
(c)    Executive Termination Without Good Reason. Executive agrees that he shall not terminate his employment with the Company Parties for any reason other than Good Reason without giving the Company Parties at least six (6) months’ prior written notice of the effective date of such termination. Executive acknowledges that the Company Parties retain the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If the Company elects to waive the notice requirement, in whole or in part, the Company shall have no further obligations to Executive under this Agreement other than to make the payments specified in Section 8(a). After Executive provides a notice of termination, the Company may, but shall not be obligated to, provide Executive with work to do and the Company may, in its discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the Company’s places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 7(c), the Termination Date shall be the last day of the six (6) month notice period, unless the Company elects to waive the notice requirement as set forth herein.
For purposes of this Agreement, “Good Reason” means and shall be deemed to exist if: (i) Executive is assigned duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position, as set forth in this Agreement; (ii) the Company or MKHL fails to perform substantially any material term of this Agreement, and, if such failure is curable, fails to correct such failure within thirty (30) days after written notice by Executive to the Company or MKHL, as applicable; (iii) Executive’s office is relocated more than fifty (50) miles from its location immediately prior to such relocation; (iv) the Company or MKHL fails to have this Agreement assumed by a successor following a Change in Control (as defined in the Incentive Plan); (v) Executive’s duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by Executive and approved by the Board; (vi) Executive is involuntarily removed from the Board and the Company Board (other than in connection with a termination of employment for Cause, voluntary termination without Good Reason, death or Total Disability); or (vii) subject to the proviso set forth in the third sentence of Section 1(b) above, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Executive to such effect (and sufficient time to cease such involvement), the Board continues to do so.
(d)     Executive Termination for Good Reason. Executive may terminate his employment hereunder for Good Reason (and this Agreement shall accordingly terminate) by providing written notice of his intention to terminate, and specifying the circumstances relating thereto, to the MKHL Board within thirty (30) days following the occurrence of any of the events specified above as constituting Good Reason and at least ten (10) days prior to the Termination Date.

8.Consequences of Termination or Breach.
(a)Termination Due to Death or Total Disability, for Cause, or Without Good Reason. If Executive’s employment under this Agreement is terminated under Sections 7(a) or 7(b) hereunder, or Executive terminates his employment for any reason other than Good Reason, Executive shall not thereafter be entitled to receive any compensation and benefits under this Agreement other than for (i) Base Salary earned but not yet paid prior to the Termination Date (to be paid in accordance with the Company’s normal payroll practices), (ii) vested equity in accordance with Section 5(b), (iii) payment for any untaken accrued vacation during the calendar year, (iv) reimbursement of any expenses pursuant to Section 6(e) incurred prior to the Termination Date, and (v) any Cash Incentive with respect to any performance period that was completed prior to Executive’s termination from employment but which has not yet been paid (with such Cash Incentive to be paid at such time as it would have otherwise been paid to Executive hereunder had his employment not been terminated and such Cash Incentive amount shall be subject to certification by the MKHL Board (or appropriate committee thereof, including the Compensation Committee) as described in Section 4 of this Agreement (collectively, the “Accrued Obligations”), plus, in the case of termination due to death or Total Disability only, the Pro Rata Cash Incentive Payment (as defined in Section 8(b) below) and, in the case of death only, proceeds from the life insurance policy referenced in Section 6(b). If Executive’s employment under this Agreement is terminated by the Company for Cause, Executive shall not thereafter be entitled to receive any compensation and benefits under this Agreement other than for the Accrued Obligations set forth in clauses (i) through (iv) above.
(b)Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company Parties without Cause (which right the Company shall have at any time and for any reason during the Term) and other than for the reasons provided for in Section 7(a) above, or Executive terminates his employment for Good Reason, the sole obligations of the Company Parties to Executive shall be: (i) to make the payments described in Section 8(a) for Accrued Obligations, (ii) to make the Pro Rata Cash Incentive Payment and (iii) to pay to Executive in a single lump sum payment, within thirty (30) days from the Termination Date, a separation payment equal to two (2) times (A) Executive’s Base Salary and (B) the Cash Incentive paid or payable to Executive pursuant to Section 4(a) with respect to MKHL’s last full fiscal year ended prior to the Termination Date (collectively, the “Separation Payments”). For purposes of this Agreement, “Pro Rata Cash Incentive Payment” shall mean an amount representing the amount of the Cash Incentive payable for the fiscal year in which the Termination Date occurs, based on actual performance over the course of the applicable performance period, assuming Executive’s employment had not been terminated hereunder, multiplied by a fraction, the numerator of which is the number of days Executive was employed hereunder during the applicable performance period and the denominator of which is the full number of days in the applicable performance period. Executive acknowledges and agrees that in the event the Company Parties terminate Executive’s employment without Cause and other than for the reasons provided for in Sections 7(a) or 7(b) or Executive terminates his employment for Good Reason, Executive’s sole remedy shall be to receive the payments specified in this Section 8(b).
(c)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement, nor shall any payments to Executive be reduced by any other payments Executive may receive, except as may otherwise be set forth herein.
9.Restrictive Covenants and Confidentiality.
(a)No-Hire. During the two (2) year period following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company Parties or any of their respective parents, subsidiaries or affiliates within the one (1) year period immediately preceding such employment or retention.
(b)Confidentiality. Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company Entities and their respective parents’, subsidiaries’ and affiliates’ business methods, systems, plans and policies, which Executive shall hereafter establish, receive or obtain as an employee of the Company Parties or any such parent, subsidiary or affiliate, are valuable and unique assets of the businesses of the Company Parties and their respective parents, subsidiaries and affiliates, Executive agrees that, during and after the Term hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of the Board acting upon the advice of counsel, any such knowledge or information pertaining to the Company Parties or any of their respective parents, subsidiaries and affiliates, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 9(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Executive’s breach of his obligations hereunder), information which is or shall become available in trade or other publications and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify the Company Parties of such requirement and provide the Company Parties an opportunity (if the Company so elects) to contest such law or court order. Executive agrees that all tangible materials containing confidential information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company Parties or their respective parents, subsidiaries and affiliates. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company Parties all confidential information and property of the Company Parties and their respective parents, subsidiaries or affiliates in Executive’s possession.
(c)Non-Compete. Executive agrees that during the Term, Executive will not engage in, or carry on, directly or indirectly, either for himself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any Competitive Business (as defined below); provided, that Executive may own ten percent (10%) or less in a Competitive Business as a passive investor so long as Executive does not manage (whether as a director, officer or otherwise) or exercise influence or control over such business. For purposes of this Agreement, “Competitive Business” shall mean a business which directly competes in any material respects with the Company Parties or their respective parents, subsidiaries, or affiliates.

10.Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Executive of any of the covenants or agreements contained in Section 9 of this Agreement may cause irreparable harm and damage to the Company Parties or their respective parents, subsidiaries or affiliates, the monetary amount of which may be virtually impossible to ascertain. Therefore, Executive recognizes and hereby agrees that the Company Parties and their respective parents, subsidiaries and affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 9 of this Agreement by Executive and/or his employees, associates, partners or agents, or entities controlled by one or more of them, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company Parties and their respective parents, subsidiaries or affiliates may possess.
11.Indemnification. To the extent permitted by law and the Company Parties by-laws or other governing documents, the Company Parties will indemnify Executive with respect to any claims made against him as an officer, director or employee of the Company Parties or any subsidiary of either of the Company Parties, except for acts taken in bad faith or in breach of his duty of loyalty to the Company Parties or such subsidiary. During the Term and for as long thereafter as is practicable, Executive shall be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which the Company Parites currently maintain as of the date of this Agreement.
12.Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related record reporting requirements, including, with respect to the retainer and meeting payments referred to in the last sentence of Section 3, applicable U.K. statutory reductions.
13.Executive’s Representations; No Delegation. Executive hereby represents and warrants that he is not precluded, by any agreement to which he is a party or to which he is subject, from executing and delivering this Agreement, and that this Agreement and his performance of the duties and responsibilities set forth herein does not violate any such agreement. Executive shall indemnify and hold harmless the Company Parties and their respective parents, subsidiaries and affiliates and their respective officers, directors, employees, agents and advisors for any liabilities, losses and costs (including reasonable attorney’s fees) arising from any breach or alleged breach of the foregoing representation and warranty. Executive shall not delegate his employment obligations under this Agreement to any other person.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to its conflict of laws provisions.
15.Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (except for any long-term incentive awards agreements entered into between MKHL and Executive), is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by all parties hereto.
16.Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by a nationally recognized overnight delivery service or mailed by registered mail, return receipt requested, to a party at his or its address set forth below or at such other address as a party may specify by notice to the others:

If to MKHL: 33 Kingsway London WC2B 6UF United Kingdom Attention: Corporate Secretary
If to the Company: 11 West 42nd Street New York, NY 10036 Fax: 646-354-4901 Attention: General Counsel

If to Executive:
At the home address on file with the Company Fax: 516-365-6872 or to such other addresses as either party hereto may from time to time specify to the other. Any notice given as aforesaid shall be deemed received upon actual delivery.
17.Assignment. Except as otherwise provided in this Section 17 and Section 1(d), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company Parties, in whole or in part, only (i) to MKHL or any of its subsidiaries and (ii) subject to compliance with Section 1(d).
18.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
19.Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
20.Section Headings. The section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.
21.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
22.Arbitration. Any dispute or claim between the parties hereto arising out of, or in connection with, this Agreement and/or Executive’s employment shall become a matter for arbitration; provided, however, that Executive acknowledges and agrees that in the event of any alleged violation of Section 9 hereof, the Company Parties and any of their respective parents, subsidiaries and affiliates shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall take place in New York City and shall be before a neutral arbitrator in accordance with the Commercial Rules of the American Arbitration Association; provided, however, that to the extent such arbitration involves any allegation(s) of a violation of any law, rule or regulation which prohibits discrimination in employment, the arbitrator shall apply the National Rules for the Resolution of Employment Disputes (as modified) of the American Arbitration Association then existing in determining the damages, if any, to be awarded and the allocation of costs and attorneys fees between or among the parties. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of March 28, 2018.

MICHAEL KORS HOLDINGS LIMITED

By: /s/ Pascale Meyran
Name: Pascale Meyran
Title: Senior Vice President, Chief Human Resources Officer

MICHAEL KORS (USA), INC.

By: /s/ Pascale Meyran
Name: Pascale Meyran
Title: Senior Vice President, Chief Human Resources Officer

JOHN D. IDOL

/s/ John D. Idol